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                     TEXAS LIQUIDS, L.L.C.

              LIMITED LIABILITY COMPANY AGREEMENT

                 Dated as of December 18, 1996


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                        TABLE OF CONTENTS

                                                                    PAGE
ARTICLE 1
     DEFINITIONS..........................................    1

ARTICLE 2
     FORMATION AND PURPOSE................................    1
     2.1  Formation, etc..................................    1
     2.2  Name............................................    2
     2.3  Registered Office/Agent.........................    2
     2.4  Term............................................    2
     2.5  Purpose.........................................    2
     2.6  Powers..........................................    2
     2.7  Filing of Certificate...........................    4
     2.8  Foreign Qualification ..........................    4

ARTICLE 3
     MEMBERSHIP AND CAPITAL ..............................    4
     3.1  Members; Initial Capital Contributions..........    4
     3.2  Maintenance of Capital Accounts.................    5
     3.3  Percentage Interests............................    5
     3.4  Return of Capital Contributions.................    5

ARTICLE 4
     STATUS AND RIGHTS OF MEMBERS.........................    6
     4.1 Limited Liability................................    6
     4.2 No Make Up.......................................    6
     4.3 Return of Distributions..........................    6

ARTICLE 5
     DESIGNATION, RIGHTS, AUTHORITIES, POWERS,
     RESPONSIBILITIES, AND DUTIES OF THE MANAGER..........    6
     5.1 Manager..........................................    6
     5.2 Officers; Agents.................................    7

ARTICLE 6
     DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS.....    8
     6.1  Distributions...................................    8
     6.2  Allocations of Net Profits......................    9
     6.3  Changes in Members' Interests...................    9
     6.4  Tax Credits.....................................    9

ARTICLE 7
     TAX MATTERS MEMBER ...................................   10
     7.1 Tax Matters Member ...............................   10

ARTICLE 8
     TRANSFER OF INTERESTS.................................   10
     8.1 Transfer of Interests.............................   10
     8.2 Requirements Applicable to Transfers..............   10

ARTICLE 9
     BOOKS, RECORDS, ACCOUNTING, AND REPORTS...............   12
     9.1 Books and Records.................................   12
     9.2 Delivery to Member................................   12
     9.3 Financial Statements .............................   13
     9.4 Filings ..........................................   13

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                                                             PAGE

ARTICLE 10
     AMENDMENTS TO AGREEMENT ..............................   13

ARTICLE 11
     DISSOLUTION OF COMPANY................................   14
     11.1 Termination of Membership........................   14
     11.2 Events of Dissolution or Liquidation.............   14
     11.3 Liquidation......................................   14
     11.4 Distributions to Members.........................   14
     11.5 No Action for Dissolution........................   15
     11.6 No Further Claim.................................   15

ARTICLE 12
     INDEMNIFICATION.......................................   15
     12.1 General..........................................   15
     12.2 Persons Entitled to Indemnity....................   16
     12.3 Procedure Agreements.............................   16
     12.4 Extent of Duties.................................   16
     12.5 Fiduciary and Other Duties.......................   16

ARTICLE 13
     MISCELLANEOUS.........................................   17
     13.1 Additional Documents.............................   17
     13.2 General..........................................   17
     13.3 Notices, Etc.....................................   17
     13.4 Gender and Number.................................  18
     13.5 Severability......................................  18
     13.6 Headings..........................................  18
     13.7 No Third Party Rights.............................  18

EXHIBIT 1
     Defined Terms..........................................  20

EXHIBIT 5.2
     OFFICERS ..............................................  24























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                      TEXAS LIQUIDS, L.L.C.

              LIMITED LIABILITY COMPANY AGREEMENT

     THIS LIMITED LIABILITY COMPANY AGREEMENT of TEXAS LIQUIDS, L.L.C. is dated as of December 18, 1996, by and between AllEnergy Marketing Company, L.L.C., a Massachusetts limited liability company ("AllEnergy") and AllEnergy Marketing Company, Inc., a Massachusetts corporation ("AMCI") (each individually a "Member" and collectively, the "Members").

     WHEREAS, the Members wish to form a limited liability company pursuant to and in accordance with the Massachusetts
Limited Liability Company Act in order to conduct the business described herein; and

     WHEREAS, the Members wish to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.

     NOW, THEREFORE, the Members hereby agree as follows:

                            ARTICLE 1
                           DEFINITIONS

     Certain capitalized terms used in this Agreement have specifically defined meanings which are either set forth or referred to in Exhibit 1, which is attached hereto and incorporated herein by reference.

                           ARTICLE 2
                     FORMATION AND PURPOSE

     2.1 Formation, etc. The Members hereby form a limited liability company pursuant to and in accordance with the Act effective upon the filing of the Certificate with the Secretary of State of The Commonwealth of Massachusetts. The rights, duties and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name. The name of the Company shall be Texas Liquids, L.L.C. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable. The Manager shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers necessary, appropriate or advisable.

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     2.3  Registered Office/Agent. The registered office required to be maintained by the Company in The Commonwealth of Massachusetts pursuant to the Act shall initially be c/o
AllEnergy Marketing Company, LLC, 3 University Office Park, 95 Sawyer Road, Waltham, Massachusetts, 02154. The name of the registered agent of the Company pursuant to the Act shall initially be William H. Heil, whose address shall be that of the registered office of the Company. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Manager.

     2.4 Term. The term of the Company (the "Term") shall continue until such date as shall be designated by the Manager, unless sooner terminated as hereinafter provided.

     2.5 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. Such object and purpose shall include, without limitation, purchasing, marketing, selling and distributing energy commodities (including but not limited to propane and natural gas, electricity and other energy sources) and related products, providing related services, and engaging in any and all other activities necessary, advisable, convenient or incidental to such activities.

     2.6 Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

          2.6.1 to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States or in any foreign country as may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          2.6.2 to enter into, perform and carry out contracts of any kind necessary to, in connection with, in furtherance of, convenient to, or incidental to the accomplishment of the purpose of the Company, including without limitation, contracts to purchase, market, sell or distribute propane, natural gas, electricity or any other energy commodity or related products or to provide related services, which contracts may be with a third party, a Member or an Affiliate of a Member;

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          2.6.3 to purchase or otherwise acquire, enter into,
     establish, own, invest in, trade, close out, use, employ, market, sell, mortgage, lend or otherwise dispose of positions under options, future contracts, forward contracts, spot contracts, swap contracts and other financial products, whether for hedging purposes or otherwise;

          2.6.4 to purchase, take, receive, subscribe for or otherwise acquire, own, hold, enter into, invest in, trade, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares and other equity interests in, obligations of, and other financial instruments with or in respect of, domestic and foreign corporations, associations, general, limited and limited liability partnerships, trusts, limited liability companies and other entities (including without limitation corporations, associations, partnerships, trusts, limited liability companies and other entities that engage or propose to engage in one or more businesses similar or related to the business of the Company, including specifically but not by way of limitation energy services companies), individuals, international agencies, and the United States government and any other national, state, regional, territorial, local or municipal government and any agency or instrumentality of any such government;

          2.6.5 to acquire by purchase, exchange, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, market, lease, sell, distribute, convey, mortgage, encumber, transfer, demolish or dispose of any real or personal property, including but not limited to propane, natural gas, electricity or any other energy commodity that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          2.6.6 to lend money, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

          2.6.7 to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of or the business of the Company;

          2.6.8 to borrow and issue evidences of indebtedness and to secure the same by a mortgage, pledge or other lien on the assets of the Company; provided, however, that without the prior written consent of the Member in question, the Company shall not incur any indebtedness that provides for the liability of any Member;

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          2.6.9 to open, close, and to make deposits to and
     withdrawals from bank and other deposit accounts;

          2.6.10 to give or terminate guarantees and indemnities;

          2.6.11 to hire, employ and dismiss employees, agents and representatives, attorneys, accountants, brokers, investment bankers, appraisers and any other advisors or consultants of the Company or service providers to the Company, and define their duties and fix their compensation and benefits;

          2.6.12 to indemnify any Person in accordance with this Agreement;

          2.6.13 to cease its activities and cancel its Certificate;

          2.6.14 to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

          2.6.15 to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

          2.6.16 to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

     2.7 Filing of Certificate. Lisa Monique Fairfax is designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate, and said named individual and any such Persons as the Manager shall designate from time to time are each hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     2.8 Foreign Qualification. The Manager shall take all necessary actions to cause the Company to be authorized to conduct business legally in Massachusetts and any other jurisdictions which the Manager shall determine.

                           ARTICLE 3
                     MEMBERSHIP AND CAPITAL

     3.1 Members; Initial Capital Contributions. The Members of the Company are AllEnergy and AMCI, each of which is admitted to the Company as a Member effective upon its execution of this

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Agreement. The Manager shall determine the aggregate initial
Capital Contribution to be made by the Members. AMCI shall contribute an amount equal to 1% of such aggregate initial Capital Contribution and AllEnergy shall contribute an amount equal to 99% of such aggregate initial Capital Contribution.

     3.2 Maintenance of Capital Accounts. A separate account (each a "Capital Account") shall be established and maintained for each Member and shall be credited with (a) such Member's Capital Contributions and (b) such Member's share of the Net Profit of the Company, and shall be charged with (c) Distributions to such Member and (d) such Member's share of the Net Losses of the Company. It is the intention of the Members that the Capital Accounts be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder, that any liabilities be taken into account in accordance with the provisions of Section 752 of the Code and the Regulations thereunder, and that this Agreement be interpreted consistently therewith.

     3.3 Percentage Interests. The percentage interest of each Member in the profits of the Company (each a "Percentage
Interest") shall initially be as follows:

          AllEnergy                      99%
          AMCI                            1%

The Percentage Interests of the Members shall be subject to adjustment from time to time pursuant to the terms of this Agreement.

     3.4 Return of Capital Contributions. No Member shall have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to its Capital Contributions.

     3.5 Additional Capital Contributions. From time to time, the Manager may determine that additional funds are required by the Company. In such a case, the Manager may (but is not required to) request that the Members (including the Manager) make Capital Contributions ratably in accordance with the Members' Percentage Interests, in an aggregate amount equal to all or a portion of the funds required. The Members shall then discuss and unanimously determine the aggregate amount of the Capital Contributions, if any, that they are willing to make, which Capital Contributions must be made ratably by the Members and may not, in the aggregate, exceed the amount requested by the Manager. If the aggregate amount of the Capital Contributions agreed upon by the Members is acceptable to the Manager, the Members shall make such Capital Contributions within ten (10)

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business days of the date on which they are informed of the
Manager's acceptance.

                            ARTICLE 4
                   STATUS AND RIGHTS OF MEMBERS

     4.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member nor any other Indemnified Person shall be obligated personally for any such debt, obligation or liability of the Company. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

     4.2 No Make Up. In no event shall any Member be required to pay to the Company, to any other Member or its Affiliate or to any third party, any deficit balance that may exist from time to time in such Member's Capital Account.

     4.3 Return of Distributions. Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) its share of any assets and undistributed profits of the Company,
(c) its obligation to make Capital Contributions and any other payments expressly provided for in this Agreement, and (d) to the extent required by law, the amount of any Distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return or pay any part of any Distribution, the obligation shall be that of such Member alone, and not of any other Member unless the court so provides. The amount of any Distribution returned to the Company by or on behalf of a Member or paid by or on behalf of a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

                           ARTICLE 5
           DESIGNATION, RIGHTS, AUTHORITIES, POWERS,
          RESPONSIBILITIES, AND DUTIES OF THE MANAGER

     5.1 Manager. The Manager of the Company shall be AllEnergy. The Manager shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. The Manager, to the extent of its powers set forth in this Section 5.1, is an agent of the Company for the purpose of the Company's business, and the actions of the

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Manager taken in accordance with such powers shall bind the
Company. Except as otherwise expressly provided in this Agreement, the Manager, acting on behalf of the Company, or Persons designated by the Manager, including officers and agents appointed by the Manager, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Massachusetts law, but subject to any specific provisions hereof granting rights to Members, the Manager shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the laws of The Commonwealth of Massachusetts, and the Members, other than a Member who is also the Manager, shall have no power whatsoever with respect to the management of the business and affairs of the Company or to bind the Company. Subject to the provisions of this Agreement which require the consent or approval of one or more Members, the powers and authority granted to the Manager hereunder shall include all those necessary or convenient for the furtherance of the purposes and powers of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning: (a) hiring and firing of employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) the entering into of contracts or agreements, (c) opening of bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining of real property, (e) purchasing of insurance, goods, supplies, equipment, materials and other personal property, (f) the borrowing of money, the obtaining of credit, the issuance of notes, debentures, securities, equity or other interests of or in the Company and the securing of the obligations undertaken in connection therewith with mortgages on and security interests in all or any portion of the real or personal property of the Company, in each case whether with a Member or another Person,
(g) the making of investments in or the acquisition of securities of any person or entity, (h) the giving of guarantees and indemnities, (i) entering into of leases for real or personal property, (j) mergers with or acquisitions of other entities, (k) dissolution, (1) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company, and (o) all other acts or activities necessary or desirable for the carrying out of the purpose of the Company.

     5.2 Officers; Agents. The Manager by written instrument signed by the Manager shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Manager deems appropriate and to delegate to such officers or agents such of the powers to manage and control the business and affairs of the Company as are granted to the Manager hereunder, and as Manager may in its sole discretion determine, including the power to execute documents on behalf of the Company; provided, however, that no such delegation by the Manager shall cause the Manager to cease to be the "manager" of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chief Executive Officer, President, Vice President, Chief Operating Officer, Chief Financial Officer, Secretary, Treasurer or Controller. Unless the authority of the agent designated as the officer in question is limited or expanded in the document appointing such officer or is otherwise specified by the Manager, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Massachusetts corporation would have to act for a Massachusetts corporation in the absence of a specific delegation of authority and as more specifically set forth in Exhibit 5.2 hereto; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to lease or acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the temporary investment of surplus cash in the ordinary course of business), or to acquire securities of any Person, to give guarantees or indemnities, to merge, consolidate, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company. The Manager, in its sole discretion, may by written instrument signed by the Manager ratify any act previously taken by an officer or agent acting on behalf of the Company.

     By its signature to this Agreement, the Manager hereby designates the following Persons as the initial officers of the
Company:

     Chairman, Chief Executive
       Officer and President:         William H. Heil
     Vice President and Treasurer
       (Chief Financial Officer):     Marcy L. Reed
     Secretary:                       L. William Law, Jr.
     Assistant Secretary:             James P. Meehan

                           ARTICLE 6
        DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

     6.1  Distributions.

          6.1.1  In General.  The Manager shall have, subject to
     Article 11, the sole authority to determine the timing and the aggregate amount of any Distributions to the Members. Subject to the foregoing and to Section 11.4, Distributions shall be made to the Members pro rata in accordance with the Members' then prevailing Percentage Interests.

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          6.1.2  Withholding.  All amounts withheld pursuant to
     the Code or any provision of any federal, state, local or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to Section
     6.1 for all purposes under this Agreement. The Manager shall withhold from Distributions to, and with respect to allocations to, the Members shall pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld, and shall allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld.

          6.1.3 Property Distributions and Installment Sales. The Manager may from time to time including upon liquidation determine to distribute property other than cash to the Members. In such a case, such in-kind Distribution shall be made to the Members entitled thereto in the same proportions as the Members would have been entitled to cash distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the tax basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to its distribution. If any assets are sold in transactions in which, by reason of the provisions of section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 6, and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

     6.2  Allocations of Net Profits and Net Loss. Subject to
Sections 6.3 and 6.5, the Net Profit and the Net Loss of the
Company shall be allocated among the Members ratably in accordance with their Percentage Interests.

     6.3 Changes in Members' Interests. If during any Fiscal Year of the Company there is a change in any Member's Interest in the Company, the Manager shall confer with the tax advisors to the Company and, in conformity with such advice allocate the Net Profit or Net Loss to the Members so as to take into account the varying Interests of the Members in the Company in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder.

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     6.4  Tax Credits. All foreign tax credits of the Company for a Fiscal Year (or portion thereof, if appropriate) shall be allocated among the Members in the same proportion as the net income and gains of the Company that were subject to the foreign taxes that gave rise to such credits. All other items of federal income tax credit shall be allocated among the Members in accordance with their Percentage Interests.

     6.5 Compliance with Capital Account Maintenance Provisions. It is the intent of the Members that the Company be treated as a partnership for federal income tax purposes and that the provisions hereof relating to each Member's distributive share of income, gain, loss, deduction, and credit (and items thereof) comply with the provisions of Sections 704(b), 704(c), and other relevant provisions of the Code and the applicable Regulations. In particular, there are hereby included in the Agreement such provisions governing the allocation of income, gain, loss, deduction and credit (and items thereof) as may be necessary to provide that the Company's allocation provisions contain a so-called "Qualified Income Offset" provision and comply with all provisions relating to the allocation of so-called "Nonrecourse Deductions" and "Member Nonrecourse Deductions" and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code. Allocations of Nonrecourse Deductions shall be made ratably among the Members in accordance with their Percentage Interests. In allocating Net Profits pursuant to
Section 6.2, the Manager shall take into account (and, if necessary, modify the allocations to reflect) anticipated future allocations under the minimum gain chargeback rules of Regulations Section 1.704-2.

     6.6  Tax Allocations. Except as otherwise required by Code
Section 704(c) or the Regulations thereunder, each item of income, gain, loss and deduction, as determined for federal income tax purposes, shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 6.2 through 6.5.

                           ARTICLE 7
                       TAX MATTERS MEMBER

     7.1 Tax Matters Member. The Manager shall be the "tax matters partner" of the Company as provided in the Regulations under Code Section 6231 and analogous provisions of state law (the "Tax Matters Member"). The Tax Matters Member shall represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities including any resulting administrative or judicial proceedings.

                           ARTICLE 8
                     TRANSFER OF INTERESTS

     8.1 Transfer of Interests. No Member shall sell, assign, exchange, convey, gift, pledge, mortgage, encumber, dispose of or

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otherwise transfer (each, whether used as a noun or a verb, a
"Transfer") all or any part of its Interest unless such transfer is first approved by the other Member acting in its sole discretion.

     8.2  Requirements Applicable to Transfers.

          8.2.1 No Transfer of all or any part of a Member's Interest may be made pursuant to Section 8.1 unless and until the Manager shall have received such of the following (to the extent applicable to the proposed Transfer) as it may have requested:

     (i) the agreement in writing of the transferee to comply with all of the terms and provisions of this Agreement;

     (ii) a duly executed and acknowledged written instrument of Transfer, specifying the Interests being transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member's Interest; and

    (iii) an opinion of counsel (who may be counsel for the Company), satisfactory in form and substance to the Manager to the effect that:

     (A) such proposed transferee has obtained such regulatory and other governmental approvals as may be required to permit it to be a Member of the Company, and the Transfer is otherwise in compliance with all applicable laws;

     (B) such Transfer would not violate the Securities Act of 1933, as amended, or any state securities or blue sky laws applicable to the Company or the Interest to be transferred;

     (C) such Transfer would not cause the Company to be considered a publicly traded partnership under Section
          7704(b) of the Code;

     (D) such Transfer would not cause the Company to lose its status as a partnership for federal income purposes;
          and

     (E) such Transfer would not cause termination of the company for federal income tax purposes.

          8.2.2 The transferring Member and its transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and admission of the transferee as a Member, including any legal fees incurred in connection with the legal opinions referred to in Section 8.2.1, on or before the tenth business day after the receipt by such Persons of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the prime rate, as announced from time to time in the Wall Street Journal, plus one percentage point.

          8.2.3 Each Member hereby severally agrees that it will not Transfer all or any part of its Interest in the Company except as permitted by this Agreement.

          8.2.4 The transferee of an Interest shall be admitted as a Member of the Company provided that the Transfer is effected in compliance with this Article 8. Each transferee shall succeed to the same portion of the balance of the Capital Account of the transferor, as of the effective date of the Transfer, as the transferred Interest bears to the entire Interest of the transferor immediately prior to such Transfer, and shall otherwise become subject to and be bound by all of the provisions of this Agreement as a Member of the Company.

          8.2.5 If a Member Transfers its entire Interest, such Transfer shall be treated as a withdrawal of such Member, but the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with clause (b) of Section 11.2 hereof.

          8.2.6 No Transfer of an Interest shall effect a release of the transferring Member from any liabilities to the Company or the other Members arising from events occurring prior to the Transfer.

                           ARTICLE 9
            BOOKS. RECORDS, ACCOUNTING, AND REPORTS

     9.1 Books and Records. The Company shall maintain at its principal office all of the following:

          9.1.1 A current list of the full name and last known business address of each Member together with true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a member of the Company;

          9.1.2 A copy of the Certificate, this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendment has been executed;

          9.1.3 Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

          9.1.4 The audited financial statements of the Company for the six most recent Fiscal Years; and

          9.1.5 The Company's books and records for at least the current and past five Fiscal Years.

     9.2 Delivery to Members; Inspection. Upon the request of any Member for any purpose reasonably related to such Member's
Interest as a Member of the Company:

          9.2.1 The Company shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained by Sections 9.1.1.
     through 9.1.4.

          9.2.2 The Members may review, at the Company's office during normal business hours, the Company's federal, state and local income tax or information returns prior to the filing thereof and the Company's books and records referred to in Section 9.1.5.

          9.2.3 The Company will provide any Member at such Member's expense such other information regarding the business affairs of the Company as the Member shall reasonably request.

     9.3 Financial Statements. The Manager shall maintain or cause to be maintained books of account reflecting the operations of the Company on an annual basis and shall prepare or cause to be prepared for the Members at least annually, at the Company's expense, financial statements of the Company prepared in accordance with generally accepted accounting principles.

     9.4 Filings. At the Company's expense the Manager shall cause the income tax and information returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary to enable the Members to prepare and timely file their federal and state income tax returns. The Manager, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

                           ARTICLE 10
                    AMENDMENTS TO AGREEMENT

     This Agreement may be amended or modified with the prior written consent of the Manager; provided, that, the Members expressly agree that in the event of a Transfer of all or a portion of a Member's Interest or the admission of a new Member, this Agreement shall be revised to reflect such Transfer or such admission, as the case may be, and to amend such provisions of this Agreement as the Members shall determine to be appropriate, it being contemplated that in the event that either Member Transfers all of its Interest to another Person and such Person is admitted as a Member, such Person shall be subject to all of the provisions of this Agreement to which the transferor Member was previously subject. The Manager shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement. Any modification or amendment to this Agreement pursuant to this Article 10 shall be binding on all Members.

                           ARTICLE 11
                     DISSOLUTION OF COMPANY

     11.1 Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 8, any Member may Transfer its Interest in the Company and the transferee may become a Member in place of the Member which transferred its Interest. If any Member ceases to be a Member for any reason, the business of the Company may be continued by the remaining Members (so long as there are two such remaining Members) as provided in clause (b) of Section 11.2.

     11.2 Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events:
(a) the written determination of the Manager, (b) the withdrawal, bankruptcy or dissolution of any Member, unless there are at least two remaining Members and the business of the Company is continued (and if the Manager is no longer a Member, a new manager is selected) by the consent of the remaining Members holding Interests that together represent more than a 50% Percentage Interest within 90 days following the occurrence of any such event, or (c) the entry of a decree of judicial dissolution under Section 44 of the Act.

     11.3 Liquidation. If the Company is dissolved and not continued, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company's business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company's property and assets or the proceeds from the liquidation thereof shall, subject to the requirements of the Act, be distributed in accordance with Section 11.4. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within 30 days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Manager. Upon such final accounting, the Company shall terminate and an authorized person, appointed pursuant to Section 2.7, shall cancel the Certificate in accordance with the Act.

     11.4 Distributions to Members. Distributions to Members upon liquidation shall be made in accordance with the Members' Capital Account balances (after adjustment pursuant to Section 6.2). Notwithstanding Section 11.3 or the first sentence of this
Section 11.4, the Company shall not make any Distribution pursuant to this Section 11.4 unless the Manager shall have determined that the Company has sufficient assets to pay all accrued and contingent liabilities of which the Manager is aware after making reasonable inquiry.

     11.5 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 11.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Manager has failed to liquidate the Company as required by Section 11.2 and except as specifically provided in Section 44 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

     11.6 No Further Claim. Upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and if the Company's property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, a Member shall have no recourse against the Company or any other Member except to the extent that the other Member has received Distributions in excess of those to which such Member was entitled to under the terms of this Agreement.

                           ARTICLE 12
                        INDEMNIFICATION

     12.1 General. To the maximum extent permitted by law, the Company shall indemnify, defend, and hold harmless, each Manager and each Member, including the Tax Matters Member, and each Member's officers, trustees, directors, partners, members, shareholders, and employees (and each such Person's officers, trustees, directors, partners, members, shareholders, and employees), and the employees and officers of the Company (all indemnified persons being referred to as "Indemnified Persons"), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person's position with the Company, including attorneys' fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 12.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that its or his course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its or his inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud or a Violation of the Business Judgment Rule by the Indemnified Person, and provided, further, that indemnification under this Section 12.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company may pay or reimburse attorneys' fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 12. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company's affairs.

     12.2 Persons Entitled to Indemnity. Any Person who is within the definition of "Indemnified Person" at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 12 as an "Indemnified Person" with respect thereto, regardless whether such Person continues to be within the definition of "Indemnified Person" at the time of such Person's claim for indemnification or exculpation hereunder.

     12.3 Procedure Agreements. The Company may enter into an agreement with any of its officers and employees setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 12.

     12.4 Extent of Duties. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that such Person's course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Person's inaction to be harmful or opposed to the best interests of the Company, and (b) the conduct of the Indemnified Person did not constitute fraud or a Violation of the Business Judgment Rule by such Indemnified Person.

     12.5 Fiduciary and Other Duties.

          12.5.1 To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Indemnified Person. The provisions of this Section 12.5.1 shall not be construed to relieve any Indemnified Person from liability for such Person's fraud or a Violation of the Business Judgment Rule.

          12.5.2 Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in its "discretion" (without qualification as to how the discretion is to be exercised) or under a grant of similar authority or latitude, the Indemnified Person shall act reasonably and in good faith based on facts known to the Person at the time,
     (b) in its "sole discretion" or under a grant of similar authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, and
     (c) under any other express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other general standard imposed by this Agreement or applicable law.

                           ARTICLE 13
                         MISCELLANEOUS

     13.1 Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the Manager, each Member shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may be required to effectuate the purposes and intent of this Agreement.

     13.2 General. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Members; (b) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts;
(c) may be executed in more than one counterpart as of the day and year first above written; and (d) contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

     13.3 Notices. Etc. Any notice, demand or other communication given to a Manager or Member under this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar teletransmission) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address (evidenced, in the case of a telex, by receipt of the correct answer back and, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to AllEnergy, to it at 3 University Office Park, 95
Sawyer Road, Waltham, Massachusetts 02154

     If to AMCI, to it at 9 Riverside Road, Weston, Massachusetts
02193.

     13.4 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

     13.5 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     13.6 Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

     13.7 No Third Party Rights. The provisions of this Agreement are for the benefit of the Company, the Manager and the Members and no other Person, including creditors of the Company shall have any right or claim against the Company, the Manager or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

[The remainder of this page has deliberately been left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                              ALLENERGY MARKETING COMPANY, L.L.C.

                              By: /s/ W. H. Heil
                                  Name: William H. Heil
                                  Title: Chairman and
                                         Chief Executive Officer


                              ALLENERGY MARKETING COMPANY, INC.

                              By: /s/ L. William Law, Jr.
                                  Name: L. William Law, Jr.
                                  Title: Vice President & Clerk

                                                      EXHIBIT 1

                         Defined Terms

     "Act" shall mean the Massachusetts Limited Liability Company
Act (MGL c. 156C), as amended and in effect from time to time.

     "Affiliate" shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power or authority to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean the Limited Liability Company
Agreement of the Company dated as of December 18, 1996, as amended from time to time.

     "AllEnergy" is defined in the preamble of the Agreement.

     "AMCI" is defined in the preamble of the Agreement.

     "Business Day" shall mean a day when national banks are open for business in Boston, Massachusetts.

     "Capital Account" is defined in Section 3.2.

     "Capital Contribution" shall mean with respect to any Member, the amount of cash and the fair market value of any other property contributed to the Company with respect to the Interest held by such Member (net of liabilities secured by such contributed property or that the Company is considered to assume or take the property subject to pursuant to Code section 752).

     "Certificate" shall mean the Certificate of Organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the office of the Secretary of State of The Commonwealth of Massachusetts.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

     "Company" shall mean the limited liability company formed under and pursuant to the Act and this Agreement.


     "Distribution" shall mean the amount of cash and the fair market value of any other property distributed to a Member in respect of the Member's Interest in the Company (net of liabilities secured by such distributed property or that the

Member is considered to assume or take the property subject to pursuant to Code section 752).

     "Effective Date" shall mean December 18, 1996.

     "Energy Commodity" shall mean propane, natural gas, electricity, oil and any other energy source, as well as all options, futures contracts, forward contracts, collars, spot contracts or swap contracts related to the choice, purchase or consumption of any energy commodity and any other financial products marketed or used in connection therewith.

     "Energy Related Products and Services" shall mean products and services related to the choice, purchase or consumption of any Energy Commodity, whether or not sold or provided on a bundled basis with such natural gas, electricity, oil or other energy source.

     "Fair Value" as applied to all or any portion of the Interest of any Member or to the non-cash consideration proposed to be paid as all or a portion of the Offered Price for an Interest by a third-party offeror, shall mean the fair market value of the relevant portion of the Interest or of such consideration as agreed upon by the Members or as shown by an appraisal performed by an independent appraiser satisfactory to all Members. In the event that the Members do not agree on such fair market value or on the selection of an independent appraiser within 10 days after the event which gives rise to the need to determine Fair Value, each Member shall select an appraiser within 20 days of such event and those two appraisers shall select within 30 days of such event another independent appraiser to perform the appraisal. The three appraisers so selected shall then have 15 days from the date of the selection of the third appraiser to determine the fair market value of the relevant portion of the Interest or consideration in question. When determining the fair market value of an Interest, the appraisers shall consider, among other factors, book value, liquidation value, replacement value and the value of future cash flows of the Company as a going concern and shall make no deduction, discount or other subtraction whatsoever for the possible minority status or limited voting rights of any Member. If the single appraiser has been appointed, such appraiser's determination of value shall be final and binding. If three appraisers shall have been appointed as hereinabove set forth, the values determined by the three appraisers shall be averaged, the determination which shall differ most from such average shall be disregarded, the remaining two determinations shall be averaged, and such average shall be final and binding. If one independent appraiser is selected, the Members shall each bear one-half of the expenses of the independent appraiser. If the Members have each selected an appraiser, each Member shall bear the expenses of its own appraiser and one-half the expenses of the independent appraiser selected by the two appraisers.

     "Fiscal Year" shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Manager shall otherwise elect.

     "Indemnified Persons" is defined in Section 12.1.

     "Interest" shall mean the entire interest of a Member in the capital and profits of the Company, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

     "Manager" shall mean AllEnergy. The Manager shall be the manager of the Company under the Act.

     "Member Nonrecourse Deductions" shall mean "partner non-recourse deductions" as defined in Regulations Section 1.704-
2(i)(1).

     "Members" shall mean the Persons listed as members on the signature page to the Agreement and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member pursuant to the Agreement.

     "Net Profit" and "Net Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (taking into account all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

          (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this provision shall be added to such taxable income or reduce such taxable loss; and

          (b) any expenditures of the Company described in
     Section 705(a)(2)(B) of the Code (relating to expenditures which are neither deductible nor properly chargeable to capital) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-l(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this provision, shall be subtracted from such taxable income or increase such taxable loss.

     "Nonrecourse Deduction" shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

     "Percentage Interests" is defined in Section 3.3.

     "Person" shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

     "Qualified Income Offset" shall have the meaning set forth in Regulations Section 1.704-l(b)(2)(ii)(d).

     "Regulations" shall mean the Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Tax Matters Member" is defined in Section 7.1.

     "Term" is defined in Section 2.4.

     "Transfer" is defined in Section 7.1.1.

     "Violation of the Business Judgment Rule" means conduct which is materially inconsistent with the obligation to be reasonably informed and to act in good faith or which is reckless, grossly negligent, willful misconduct or constitutes a knowing violation of law.

                                                     EXHIBIT 5.2

                             OFFICERS

     5.2.1. Officers. Officers and agents of the Company, if any, shall be appointed by the Manager from time to time in its sole discretion. An officer may be but none need be a Member. Any two or more offices may be held by the same person. Any officer may be required by the Manager to secure the faithful performance of the officer's duties to the Company by giving bond in such amount and with sureties or otherwise as the Manager may determine.

     5.2.2. Powers. Subject to the limitations set forth in
Section 5.2 of the Agreement, each officer shall have, in addition to the duties and powers herein set forth, the duties and powers set forth in Section 5.2 of the Agreement or delegated to such officer as provided in said Section 5.2.

     5.2.3. Election. Officers may be appointed by the Manager at any time. At any time or from time to time the Manager may delegate to any officer its power to appoint any other officer or any agents.

     5.2.4. Tenure. Each officer shall hold office until such officer's respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of such officer's appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Manager, or the officer by whom such agent was appointed or by the officer who then holds agent appointive power.

     5.2.5. Resignation: Removal; Vacancies. Any officer or agent may resign by delivering a written letter of resignation to the Manager, which resignation shall not require acceptance and, unless otherwise specified in the letter of resignation, shall be effective upon receipt. The Manager or the officer appointing the officer or agent may remove any officer or agent at any time without giving any reason for such removal and no officer or agent or shall be entitled to any damages by virtue of such officer's removal from office or such position as agent. If any office becomes vacant, the position may be filled by the Manager or in such other manner as the officer in question was appointed.

     5.2.6. President and Vice President. Unless the Manager otherwise specifies, the President shall be the chief executive officer and shall have direct charge of all business operations of the Company and, subject to the control of the Manager, shall have general charge and supervision of the business of the Company.

     Any vice presidents shall have duties as shall be designated from time to time by the Manager or the President.

     5.2.7. Treasurer and Assistant Treasurers. Unless the Manager otherwise specifies, the Treasurer shall be the chief financial officer of the Company and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Manager or the President. If no Controller is elected, the Treasurer shall, unless the Manager otherwise specifies, also have the duties and powers of the Controller.

     Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the Manager, the President or the Treasurer.

     5.2.8. Controller and Assistant Controllers. If a Controller is elected, the Controller shall, unless the Manager otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the Manager, the President or the Treasurer.

     Any Assistant Controller shall have such duties and powers as shall be designed from time to time by the Manager, the President, the Treasurer or the Controller.

     5.2.9. Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Members. In the absence of the Secretary from any meeting, an Assistant Secretary, or if there be one or no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Manager or the President.

     Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Manager, the President or the Secretary.

     5.2.10. Execution of Papers. Except as the Manager may generally or in particular cases authorize the execution thereof in some other manner, and subject to the limitations set forth in Sections 5.2 of the Agreement, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the President, a Vice President or the Treasurer.